Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-249065, 333-254142, 333-264772, 333-271812, and 333-279188) on Form S-8 and (No. 333-266289) on Form S-3 of our reports dated February 26, 2025, with respect to the consolidated financial statements of Corsair Gaming, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California

February 26, 2025